CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$6,252,100	$805.27

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 13, 2013 To the Prospectus dated July 19, 2013 and Prospectus Supplement dated July 19, 2013 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-190038

Barclays Bank PLC Trigger Phoenix Autocallable Optimization Securities

$3,265,400 linked to the common stock of Intel Corporation due December 19, 2018

$548,100 linked to the common stock of Stanley Black & Decker, Inc. due December 19, 2018

$2,438,600 linked to the common stock of Alcoa Inc. due December 19, 2018

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the "Securities") are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the "Issuer") linked to the performance of the common stock of a specific company (the "underlying equity"). Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will be paid for that month. Barclays Bank PLC will automatically call the Securities prior to maturity if the closing price of the underlying equity on any Observation Date (monthly, beginning after 1 year) is equal to or greater than the closing price of the underlying equity on the Trade Date (the "Initial Price"). If the Securities are called, Barclays Bank PLC will repay the principal amount of your Securities plus pay the contingent coupon for that month, and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing price of the underlying equity on the Final Valuation Date (the "Final Price") is equal to or greater than the Trigger Price (which is set to equal the Coupon Barrier), Barclays Bank PLC will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the Final Price of the underlying equity is less than the Trigger Price, Barclays Bank PLC will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the credit risk inherent in purchasing a debt obligation of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, and you could lose your entire investment. However, the Securities are significantly riskier than conventional debt obligations of Barclays Bank PLC. The Securities may be subject to market risk similar to the underlying equity prior to maturity, and the contingent repayment of principal only applies if you hold the Securities to maturity. At maturity, you may lose up to your entire principal amount depending on the performance of the underlying equity.

Features	Key Dates

❑Contingent Coupon — Barclays Bank PLC will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the Coupon Barrier. Otherwise, no coupon will accrue or be paid for that month.

❑Automatic Call — Barclays Bank PLC will automatically call the Securities and repay your principal amount plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any monthly Observation Date beginning after one year is greater than or equal to the Initial Price. If the Securities are not called, investors will have the potential for downside market exposure to the underlying equity at maturity.

❑Contingent Repayment of Principal Amount at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Observation Date and the underlying equity closes at or above the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay your full principal amount (subject to issuer credit risk). If the underlying equity closes below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the full negative Underlying Return.

	Trade Date:	December 13, 2013
	Settlement Date:	December 19, 2013
	Observation Dates[1]:	Monthly, commencing January 13, 2014 (callable beginning December 22, 2014)
	Final Valuation Date[1]:	December 13, 2018
	Maturity Date[1]:	December 19, 2018
	[1]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

Security Offerings
These final terms relate to three separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the three Securities is linked to the common stock of a different company, and each of the three Securities has its own Contingent Coupon Rate, Initial Price, Trigger Price and Coupon Barrier as specified in the table below. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Contingent Coupon Rate	Initial Price	Coupon Barrier	Trigger Price	CUSIP/ISIN
Common stock of Intel Corp. (INTC)	7.00% per annum	$24.29	$16.34, which is 67.25% of the Initial Price	$16.34, which is 67.25% of the Initial Price	06742E273/US06742E2735
Common stock of Stanley Black & Decker, Inc. (SWK)	7.00% per annum	$80.48	$55.93, which is 69.50% of the Initial Price	$55.93, which is 69.50% of the Initial Price	06742E265/US06742E2651
Common stock of Alcoa Inc. (AA)	8.00% per annum	$9.51	$6.37, which is 67.00% of the Initial Price	$6.37, which is 67.00% of the Initial Price	06742E257/US06742E2578
	Initial Issue Price[1]		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Common stock of Intel Corp.	$3,265,400	$10.00	$81,635.00	$0.25	$3,183,765.00	$9.75
Common stock of Stanley Black & Decker, Inc.	$548,100	$10.00	$13,702.50	$0.25	$534,397.50	$9.75
Common stock of Alcoa Inc.	$2,438,600	$10.00	$60,965.00	$0.25	$2,377,635.00	$9.75

1 Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.514 per Security for Securities linked to the common stock of Intel Corp.; $9.524 per Security for Securities linked to the common stock of Stanley Black & Decker, Inc.; and $9.481 per Security for Securities linked to the common stock of Alcoa Inc. In respect of each offering, the estimated value is less than the initial issue price of the Securities. See "Additional Information Regarding Our Estimated Value of the Securities" on page PS-3 of this pricing supplement.

Investing in the Securities involves a number of risks. See "Risk Factors" beginning on page S-6 of the prospectus supplement and "Key Risks" beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC's direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

UBS Financial Services Inc.Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

♦	Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

Our SEC file number is 1-10257. References to "Barclays," "Barclays Bank PLC," "we," "our" and "us" refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, "Securities" refers to the three different series of Trigger Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the "Key Risks" beginning on page PS-8 of this pricing supplement.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying equity.

♦You believe the underlying equity will close at or above the applicable Coupon Barrier on the specified Observation Dates.

♦You are willing to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise willing to hold such securities to maturity, a term of 5 years, and accept that there may be little or no secondary market for the Securities.

♦You understand and accept that you will not participate in any appreciation of the underlying equity, which may be significant, and are willing to make an investment whose return is limited to the applicable contingent coupon payments.

♦You are willing to invest in the Securities based on the applicable Coupon Barrier (and corresponding Trigger Price) specified on the cover of this pricing supplement.

♦You are willing to forgo any dividends paid on the underlying equity.

♦You do not seek guaranteed current income from this investment.

♦You are willing to assume the credit risk of Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations, you may not receive any payments due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You seek an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying equity.

♦You do not believe the underlying equity will close at or above the Coupon Barrier on any one of the specified Observation Dates, or you believe the underlying equity will close below the applicable Trigger Price on the Final Valuation Date.

♦You seek an investment that participates in the full appreciation of the underlying equity and whose return is not limited to the applicable contingent coupon payments.

♦You are unwilling to invest in the Securities based on the applicable Coupon Barrier (and corresponding Trigger Price) specified on the cover of this pricing supplement.

♦You are unable or unwilling to hold securities that will be called on the earliest Observation Date after 1 year on which the underlying equity closes at or above its Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 5 years, and seek an investment for which there will be an active secondary market.

♦You prefer to receive any dividends paid on the underlying equity.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from your investment.

♦You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities, for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the ''Key Risks'' on page PS-8 as well as the ''Risk Factors'' beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security (subject to minimum investment of 100 Securities)
Term:	5 years, unless called earlier
Underlying Equity[2]:	The common stock of a specific company, as set forth on the cover of this pricing supplement.
Call Feature:	The Securities will be called if the closing price of the underlying equity on any Observation Date beginning after 1 year (December 22, 2014) is at or above the Initial Price. If the Securities are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the contingent coupon otherwise due on the related Coupon Payment Date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.
Observation Dates[3]:	The first Observation Date will occur on or about January 13, 2014; Observation Dates will occur monthly thereafter as listed in the "Observation Dates/Coupon Payment Dates/Call Settlement Dates" section below. The final Observation Date, December 13, 2018, will be the "Final Valuation Date."
Call Settlement Dates:	Two (2) business days following the applicable Observation Date; provided however, if the Securities are called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you the contingent coupon applicable to such Observation Date.

If the closing price of the underlying equity is less than the Coupon Barrier on any Observation Date, the contingent coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date.

The contingent coupon will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate, which is a per annum rate.

Coupon Barrier:	A percentage of the Initial Price of the underlying equity, as specified on the first page of this pricing supplement.
Coupon Payment Dates:	Two (2) business days following the applicable Observation Date; provided however, the final Coupon Payment Date will be the Maturity Date.
Contingent Coupon Rate:

The Contingent Coupon Rate per annum for the Securities linked to the common stock of Intel Corporation is 7.00% per annum; the Contingent Coupon Rate per annum for the Securities linked to the common stock of Stanley Black & Decker, Inc. is 7.00% per annum and the Contingent Coupon Rate per annum for the Securities linked to the common stock of Alcoa Inc. is 8.00% per annum.

The table below sets forth the contingent coupon for each Security that would be payable for each Observation Date on which the closing price of the underlying equity is greater than or equal to the Coupon Barrier. Amounts have been rounded for ease of analysis.

Contingent Coupon (per Security)
	Securities linked to the common stock of Intel Corp, Inc.	Securities linked to the common stock of Stanley Black & Decker, Inc.	Securities linked to the common stock of Alcoa Inc.
	$0.0583	$0.0583	$0.0667
Contingent coupon payments on the Securities are not guaranteed. Barclays Bank PLC will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the Coupon Barrier.
Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price (which equals the Coupon Barrier) on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security plus the contingent coupon otherwise due for the final month.

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, Barclays Bank PLC will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	A percentage of the Initial Price of the applicable underlying equity, as specified on the first page of this pricing supplement.
Initial Price:	The closing price of the applicable underlying equity on the Trade Date, as specified on the first page of this pricing supplement.
Final Price:	The closing price of the applicable underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	For a description of adjustments that may affect the reference asset, see "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.
[3]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

Investment Timeline

Trade Date	The closing price of the underlying equity (the Initial Price) was observed, and the Coupon Barrier and Trigger Price were determined.

Monthly (callable after 1 year)

If the closing price of the underlying equity is equal to or greater than the Coupon Barrier on any Observation Date, Barclays Bank PLC will pay you a contingent coupon payment on the applicable Coupon Payment Date.

The Securities will be called if the closing price of the underlying equity on any Observation Date on or after December 22, 2014, is equal to or greater than the Initial Price. If the Securities are called, Barclays Bank PLC will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on the related Coupon Payment Date.

Maturity Date

The Final Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Price is equal to or greater than the Trigger Price (which equals the Coupon Barrier), Barclays Bank PLC will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due for the final month.

If the Securities have not been called and the Final Price is less than the Trigger Price, Barclays Bank PLC will repay less than the principal amount, if anything, resulting in a loss of principal proportionate to the decline of the underlying equity equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT COUPON, PAYMENTS IN RESPECT OF AN AUTOMATIC CALL AND ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Observation Dates/Coupon Payment Dates/Call Settlement Dates

Observation Dates		Coupon Payment Dates/Call Settlement Dates	Observation Dates	Coupon Payment Dates/Call Settlement Dates	Observation Dates	Coupon Payment Dates/Call Settlement Dates
January 13, 2014	*	January 15, 2014	September 14, 2015	September 16, 2015	May 15, 2017	May 17, 2017
February 13, 2014	*	February 18, 2014	October 13, 2015	October 15, 2015	June 13, 2017	June 15, 2017
March 13, 2014	*	March 17, 2014	November 13, 2015	November 17, 2015	July 13, 2017	July 17, 2017
April 14, 2014	*	April 16, 2014	December 14, 2015	December 16, 2015	August 14, 2017	August 16, 2017
May 13, 2014	*	May 15, 2014	January 13, 2016	January 15, 2016	September 13, 2017	September 15, 2017
June 13, 2014	*	June 17, 2014	February 16, 2016	February 18, 2016	October 13, 2017	October 17, 2017
July 14, 2014	*	July 16, 2014	March 14, 2016	March 16, 2016	November 13, 2017	November 15, 2017
August 13, 2014	*	August 15, 2014	April 13, 2016	April 15, 2016	December 13, 2017	December 15, 2017
September 15, 2014	*	September 17, 2014	May 13, 2016	May 17, 2016	January 16, 2018	January 18, 2018
October 14, 2014	*	October 16, 2014	June 13, 2016	June 15, 2016	February 13, 2018	February 15, 2018
November 13, 2014	*	November 17, 2014	July 13, 2016	July 15, 2016	March 13, 2018	March 15, 2018
December 22, 2014		December 24, 2014	August 15, 2016	August 17, 2016	April 13, 2018	April 17, 2018
January 13, 2015		January 15, 2015	September 13, 2016	September 15, 2016	May 14, 2018	May 16, 2018
February 13, 2015		February 18, 2015	October 13, 2016	October 17, 2016	June 13, 2018	June 15, 2018
March 13, 2015		March 17, 2015	November 14, 2016	November 16, 2016	July 13, 2018	July 17, 2018
April 13, 2015		April 15, 2015	December 13, 2016	December 15, 2016	August 13, 2018	August 15, 2018
May 13, 2015		May 15, 2015	January 13, 2017	January 18, 2017	September 13, 2018	September 17, 2018
June 15, 2015		June 17, 2015	February 13, 2017	February 15, 2017	October 15, 2018	October 17, 2018
July 13, 2015		July 15, 2015	March 13, 2017	March 15, 2017	November 13, 2018	November 15, 2018
August 13, 2015		August 17, 2015	April 13, 2017	April 18, 2017	December 13, 2018	December 19, 2018
*	The Securities are not callable until the twelfth Observation Date, which is December 22, 2014. Thus, the first Call Settlement Date will be on or around December 24, 2014.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Securities are not called, the Issuer will only pay you the principal amount of your Securities if the Final Price of the underlying equity is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Securities are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the negative Underlying Return.
♦	You may not receive any contingent coupons — Barclays Bank PLC will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an Observation Date is less than the Coupon Barrier, Barclays Bank PLC will not pay you the contingent coupon applicable to such Observation Date. If the closing price of the underlying equity is less than the Coupon Barrier on each of the Observation Dates, Barclays Bank PLC will not pay you any contingent coupons during the term of the Securities, and you will not receive a positive return on your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
♦	Reinvestment risk — If your Securities are called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.
♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, if any, you may have to sell your Securities at a loss relative to your initial investment even if the price of the underlying equity is above the Trigger Price.
♦	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the closing price of the underlying equity has equaled or exceeded the Coupon Barrier prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Securities could be called as early as the twelfth Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be exposed to the underlying equity's decline even though you cannot participate in any potential appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.
♦	Higher Contingent Coupon Rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the Trade Date that the price of the underlying equity could close below the Trigger Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for that security. However, while the Contingent Coupon Rate is a fixed percentage, the underlying equity's volatility may change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including contingent coupons and payments in respect of an automatic call or any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, as a holder of the Securities, you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the underlying equity would have. Further, you will not participate in any appreciation of the underlying equity, which could be significant even though you may be exposed to any decline of the underlying equity at maturity.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.
♦	Single equity risk — The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying equity.
♦	Antidilution adjustments — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable on the Securities. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.
♦	In some circumstances, the payment you receive on the Securities may be based on the stock of another company and not the underlying equity — Following certain corporate events relating to the issuer of the underlying equity where the issuer is not the surviving entity, your return on the Securities paid by Barclays Bank PLC may be based on the shares of a successor to the respective underlying equity issuer or any cash or any other assets distributed to holders of the underlying equity in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" of the prospectus supplement.
♦	Potential Barclays Bank PLC impact on market price of underlying equity — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.
♦	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities at a rate that may exceed the contingent coupon payments (if any) that you receive on the Securities and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Securities even if you do not receive any payments with respect to the Securities until redemption or maturity and (ii) require you to accrue income in respect of the Securities in excess of any contingent coupon payments you receive on the Securities. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of your Securities is lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions' pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and maybe lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see "Additional Information Regarding Our Estimated Value of the Securities" on page PS-3 for further information.
♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the assumptions as set forth below.* The "total return" as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment per $10.00 principal amount Security over the term of the Securities to $10.00. The examples below do not take into account any tax consequences from investing in the Securities. Numbers in the examples below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$32.00
Contingent Coupon Rate:	7.00% per annum (or 0.5833% per month)
Contingent Coupon:	$0.0583 per month
Observation Dates:	Observation Dates will occur monthly as set forth under "Final Terms" and "Observation Dates/Coupon Payment Dates/Call Settlement Dates" in this pricing supplement and will be callable beginning on the twelfth observation date.
Coupon Barrier:	$24.00 (which is 75% of the Initial Price)
Trigger Price:	$24.00 (which is 75% of the Initial Price)

* Terms used for purposes of these hypothetical examples may not represent the actual Contingent Coupon Rate per annum, Initial Price, Coupon Barrier or Trigger Price applicable to any Security offering described in this pricing supplement. The actual Contingent Coupon Rate per annum, Initial Price, Coupon Barrier and Trigger Price applicable to each Security offering are as described under "Final Terms" and on the cover page of this pricing supplement.

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$33.00	Closing price of underlying equity above Initial Price, Securities NOT callable; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0583 on first Coupon Payment Date.
Second Observation Date	$18.00	Closing price of underlying equity below Initial Price, Securities NOT callable; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third to Eleventh Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT callable; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0583 on each consecutive Coupon Payment Date from the third to the eleventh Observation Dates.
Twelfth Observation Date	$36.00	Closing price of underlying equity at or above Initial Price, Securities are called; Issuer repays principal plus pays contingent coupon payment of $0.0583 on Call Settlement Date.
Total Payment (per $10.00 Security):		$10.6413 (6.413% total return on the Securities)

Because the closing price of the underlying equity is equal to or greater than the Initial Price on the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called on the twelfth Observation Date. The Issuer will pay you on the Call Settlement Date $10.0583 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the twelfth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first and third through eleventh Observation Dates, the Issuer will pay the contingent coupon payment of $0.0583 on the first and each of the third through eleventh Coupon Payment Dates. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the Issuer will not pay any contingent coupon payment on the Coupon Payment Date following the second Observation Date.

Example 2 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$25.00	Closing price of underlying equity below Initial Price, Securities NOT callable; above Coupon Barrier, Issuer pays contingent coupon payment of $0.0583 on first Coupon Payment Date.
Second Observation Date	$18.00	Closing price of underlying equity below Initial Price, Securities NOT callable; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$17.00	Closing price of underlying equity below Initial Price, Securities NOT callable; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Date from the fourth to the fifty-ninth Observation Dates.
Sixtieth Observation Date (the Final Valuation Date)	$25.00	Closing price of underlying equity below Initial Price, Securities NOT called; Final Price above Trigger Price and Coupon Barrier, Issuer repays principal plus pays contingent coupon payment of $0.0583 on Maturity Date.
Total Payment (per $10.00 Security):		$10.1166 (1.166% total return on the Securities)

Because the closing price of the underlying equity was less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is equal to or greater than the Trigger Price and Coupon Barrier, at maturity, the Issuer will pay you $10.0583 per $10.00 principal amount Security, which is equal to your principal amount plus the contingent coupon payment due in connection with the sixtieth Observation Date.

In addition, because the closing price of the underlying equity was equal to or greater than the Coupon Barrier on the first Observation Date, the Issuer will pay the contingent coupon payment of $0.0583 on the first Coupon Payment Date. However, because the closing price of the underlying equity was less than the Coupon Barrier on the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates, the Issuer will not pay any contingent coupon payment on the Coupon Payment Dates following the second Observation Date, the third Observation Date and on the fourth through fifty-ninth Observation Dates.

Example 3 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$17.50	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on first Coupon Payment Date.
Second Observation Date	$16.25	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on second Coupon Payment Date.
Third Observation Date	$15.40	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on third Coupon Payment Date.
Fourth to Fifty-Ninth Observation Dates	Various	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier, Issuer DOES NOT pay contingent coupon payment on any Coupon Payment Dates from the fourth to the fifty-ninth Observation Dates.
Sixtieth Observation Date (the Final Valuation Date)	$14.40	Closing price of underlying equity below Initial Price, Securities NOT called; below Coupon Barrier and Trigger Price, Issuer DOES NOT pay contingent coupon payment on Maturity Date, and Barclays Bank PLC will repay less than the principal amount resulting in a loss proportionate to the decline of the underlying equity.
Total Payment (per $10.00 Security):		$4.50 (a 55.00% loss on the Securities)

Because the closing price of the underlying equity is less than the Initial Price on each Observation Date on and after the twelfth Observation Date (which is approximately 1 year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are not called. Because the Final Price is less than the Trigger Price on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per $10.00 principal amount, calculated as follows:

$10.00 × (1 + Underlying Return) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing price of the underlying equity is less than the Coupon Barrier on each Observation Date, the Issuer will not pay any contingent coupon payments over the term of the Securities.

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under "Certain U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement. Except as noted under "Non-U.S. Holders" below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities). In addition, this discussion does not apply to you if you purchase your Securities for less than the principal amount of the Securities.

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a contingent income-bearing derivative contract with respect to the applicable underlying equity.

If your Securities are properly treated as a contingent income-bearing derivative contract, it would be reasonable (i) to treat any contingent coupon payments you receive on the Securities as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference (if any) between the amount you receive at such time and your basis in the Securities for U.S. federal income tax purposes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year. However, it is possible that you should recognize ordinary income upon the sale of your Securities to the extent of the portion of the sale proceeds that relates to accrued contingent coupon payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the contingent coupon payments and capital loss (if any) upon the sale, redemption or maturity of your Securities may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE SECURITIES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield and projected payment schedule for the Securities and pay tax accordingly, even though these amounts may exceed the contingent coupon payments (if any) that are made on the Securities. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Securities would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Securities could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the applicable underlying equity that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Securities and the contingent coupon payments to be made on the Securities as well as other possible alternative characterizations, please see the discussion under the heading "Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts" in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in "Key Risks—Taxes", in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on coupon payments to non-U.S. holders in respect of instruments such as the Securities. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any contingent coupon payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any contingent coupon payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading "Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding" in the accompanying prospectus supplement.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuers of each of the underlying equities. This information has been obtained from publicly available sources. Also set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. We obtained the closing price information set forth below from Bloomberg Professional® service ("Bloomberg") without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: "Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information". Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

Intel Corporation

According to publicly available information, Intel Corporation (the "Company") designs and manufactures advanced integrated digital technology platforms. A platform consists of a microprocessor and chipset, and may be enhanced by additional hardware, software, and services. The Company sells these platforms primarily to original equipment manufacturers (OEMs), original design manufacturers (ODMs), and industrial and communications equipment manufacturers in the computing and communications industries. The Company's platforms are used in a range of applications, such as PCs (including Ultrabook™, detachable, and convertible systems), servers, tablets, smartphones, automobiles, automated factory systems, and medical devices. The Company also develops and sells software and services primarily focused on security and technology integration.

Information filed by the Company with the SEC can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. The Company's common stock is listed on the NASDAQ Stock Market LLC under the ticker symbol "INTC".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the NASDAQ Stock Market LLC, as reported by Bloomberg. The closing price of the underlying equity on December 13, 2013 was $24.29. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2008	3/31/2008	$25.35	$18.61	$21.18
4/1/2008	6/30/2008	$25.00	$20.69	$21.48
7/1/2008	9/30/2008	$24.52	$17.27	$18.73
10/1/2008	12/31/2008	$18.52	$12.23	$14.66
1/2/2009	3/31/2009	$15.82	$12.08	$15.05
4/1/2009	6/30/2009	$16.64	$15.00	$16.55
7/1/2009	9/30/2009	$20.32	$15.94	$19.57
10/1/2009	12/31/2009	$20.83	$18.50	$20.40
1/1/2010	3/31/2010	$22.68	$19.01	$22.26
4/1/2010	6/30/2010	$24.21	$19.45	$19.45
7/1/2010	9/30/2010	$21.78	$17.72	$19.23
10/1/2010	12/31/2010	$21.91	$18.87	$21.03
1/3/2011	3/31/2011	$22.14	$19.82	$20.17
4/1/2011	6/30/2011	$23.87	$19.49	$22.16
7/1/2011	9/30/2011	$23.23	$19.20	$21.33
10/1/2011	12/30/2011	$25.66	$20.62	$24.25
1/2/2012	3/30/2012	$28.19	$24.54	$28.11
4/1/2012	6/29/2012	$29.18	$25.04	$26.65
7/1/2012	9/28/2012	$26.88	$22.51	$22.68
10/1/2012	12/31/2012	$22.84	$19.36	$20.63
1/2/2013	3/28/2013	$22.68	$20.23	$21.85
4/1/2013	6/30/2013	$25.47	$20.94	$24.22
7/1/2013	9/30/2013	$24.24	$21.90	$22.92
10/1/2013	12/13/2013*	$25.22	$22.48	$24.29

*	As of the date of this pricing supplement information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 2, 2008 to December 13, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $16.34, which is equal to 67.25% of the closing price on December 13, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Stanley Black & Decker, Inc.

According to publicly available information, Stanley Black & Decker, Inc. (the "Company") is a provider of power and hand tools, mechanical access solutions (i.e. automatic doors and commercial locking systems), electronic security and monitoring systems, and products and services for various industrial applications. In 2012, approximately 48% of the Company's annual revenues were generated in the United States, with the remainder largely from Europe (27%), Emerging Markets (15%) and Canada (6%).

Information filed by the Company with the SEC can be located by reference to its SEC file number: 001-05224, or its CIK Code: 0000093556. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "SWK".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on December 13, 2013 was $80.48. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2008	3/31/2008	$51.42	$44.35	$47.62
4/1/2008	6/30/2008	$50.65	$44.82	$44.83
7/1/2008	9/30/2008	$49.46	$40.55	$41.74
10/1/2008	12/31/2008	$42.49	$25.38	$34.10
1/2/2009	3/31/2009	$36.38	$22.75	$29.12
4/1/2009	6/30/2009	$40.01	$29.91	$33.84
7/1/2009	9/30/2009	$42.69	$31.28	$42.69
10/1/2009	12/31/2009	$53.13	$40.97	$51.51
1/1/2010	3/31/2010	$59.90	$51.25	$57.41
4/1/2010	6/30/2010	$65.07	$50.42	$50.52
7/1/2010	9/30/2010	$61.28	$49.58	$61.28
10/1/2010	12/31/2010	$67.29	$58.71	$66.87
1/3/2011	3/31/2011	$77.22	$65.50	$76.60
4/1/2011	6/30/2011	$77.29	$66.72	$72.05
7/1/2011	9/30/2011	$75.33	$47.83	$49.10
10/1/2011	12/30/2011	$68.50	$48.25	$67.60
1/2/2012	3/30/2012	$81.34	$69.89	$76.96
4/1/2012	6/29/2012	$79.02	$60.61	$64.36
7/1/2012	9/28/2012	$78.25	$59.25	$76.25
10/1/2012	12/31/2012	$76.49	$66.77	$73.97
1/2/2013	3/28/2013	$81.61	$74.05	$80.97
4/1/2013	6/30/2013	$81.84	$74.36	$77.30
7/1/2013	9/30/2013	$91.50	$77.78	$90.57
10/1/2013	12/13/2013*	$92.36	$74.37	$80.48

*	As of the date of this pricing supplement information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 2, 2008 to December 13, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $55.93, which is equal to 69.50% of the closing price on December 13, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Alcoa Inc.

According to publicly available information, Alcoa Inc. (the "Company") is a producer and manager of primary aluminum, fabricated aluminum, and alumina combined, through its participation in certain aspects of the aluminum industry, including technology, mining, refining, smelting, fabricating, and recycling. Aluminum and alumina represent more than 80% of the Company's revenues, and the price of aluminum influences the operating results of the Company. Non-aluminum products include precision castings and aerospace and industrial fasteners. The Company's products are used in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03610, or its CIK Code: 0000004281. The Company's common stock is listed on the New York Stock Exchange under the ticker symbol "AA".

Historical Information

The following table sets forth the quarterly high and low closing prices for the underlying equity, based on daily closing prices on the New York Stock Exchange, as reported by Bloomberg. The closing price of the underlying equity on December 13, 2013 was $9.51. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2008	3/31/2008	$39.12	$28.79	$36.06
4/1/2008	6/30/2008	$44.59	$33.93	$35.62
7/1/2008	9/30/2008	$34.94	$21.38	$22.58
10/1/2008	12/31/2008	$21.27	$6.85	$11.26
1/2/2009	3/31/2009	$12.12	$5.22	$7.34
4/1/2009	6/30/2009	$12.22	$7.60	$10.33
7/1/2009	9/30/2009	$14.47	$9.23	$13.12
10/1/2009	12/31/2009	$16.34	$11.93	$16.12
1/1/2010	3/31/2010	$17.45	$12.73	$14.24
4/1/2010	6/30/2010	$15.03	$10.06	$10.06
7/1/2010	9/30/2010	$12.21	$10.00	$12.11
10/1/2010	12/31/2010	$15.39	$11.92	$15.39
1/3/2011	3/31/2011	$17.65	$15.64	$17.65
4/1/2011	6/30/2011	$18.13	$14.73	$15.86
7/1/2011	9/30/2011	$16.49	$9.57	$9.57
10/1/2011	12/30/2011	$11.57	$8.52	$8.65
1/2/2012	3/30/2012	$10.76	$9.16	$10.02
4/1/2012	6/29/2012	$10.17	$8.30	$8.75
7/1/2012	9/28/2012	$9.84	$8.02	$8.85
10/1/2012	12/31/2012	$9.21	$8.05	$8.68
1/2/2013	3/28/2013	$9.32	$8.35	$8.52
4/1/2013	6/30/2013	$8.87	$7.75	$7.82
7/1/2013	9/30/2013	$8.55	$7.70	$8.12
10/1/2013	12/13/2013*	$9.92	$7.86	$9.51

*	As of the date of this pricing supplement information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 13, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the fourth quarter of 2013.

The graph below illustrates the performance of the underlying equity from January 2, 2008 to December 13, 2013. The dotted line represents the Coupon Barrier and Trigger Price of $6.37, which is equal to 67.00% of the closing price on December 13, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying equity based on the daily closing price of the underlying equity. We obtained the closing prices above from Bloomberg. We have not independently verified any of the information obtained from Bloomberg. Historical performance of the underlying equity is not an indication of future performance. Future performance of the underlying equity may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying equity will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the "Agents", and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.